For Further Information: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com
Press Release

PHOTRONICS REPORTS FIRST QUARTER RESULTS

     First Quarter Highlights
  Record sales of $120.8 million; sequential growth of 10%
  EPS of $0.20 per diluted share
  IC photomasks increase 4% sequentially with high-end up 7%
  Record FPD photomask revenue; up 29% sequentially with high-end up 55%
  Net cash improves $21 million sequentially to $30 million
  EBIDTA of $42 million
     BROOKFIELD, Connecticut February 15, 2011 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry today reported fiscal 2011 first quarter results for the period ended January 30, 2011.

     Constantine (“Deno”) Macricostas, Photronics’ chairman and chief executive officer commented, “We began fiscal year 2011 with very strong financial performance, achieving record quarterly sales of $120.8 million. As a result of robust demand for both IC and FPD photomasks we grew revenue by 23% year over year and 10% sequentially, even though the first quarter is typically seasonally slow. On the bottom line, the strong leverage in our business model resulted in EBITDA for the quarter of $42 million and EPS of $0.20 per diluted share.”

     “We saw particular strength for high-end IC photomasks, which is a testament to the success of our strategy to invest in leading-edge IC capabilities,” continued Macricostas. “Our recent installation of an FPD tool also paid dividends in the quarter as FPD revenues increased significantly, especially at the high end. Looking forward, we are excited by our prospects for growth in 2011 and will continue to make the necessary investments to grow our position in the market.”

     Sales for the first quarter were $120.8 million, an increase of 23% compared to $98.2 million for the first quarter of fiscal year 2010. Sales of semiconductor photomasks accounted for $88.8 million, or 73.5% of revenues during the first quarter of fiscal 2011, and sales of flat panel display (FPD) photomasks accounted for $32.0 million, or 26.5% of revenues. GAAP net income attributable to Photronics, Inc. for the first quarter of fiscal year 2011 was $12.1 million, or $0.20 earnings per diluted share, compared to $0.2 million, or $0.00 earnings per diluted share for the first quarter of fiscal 2010.

     Non-GAAP net income attributable to Photronics, Inc. for the first quarter of 2011 was $12.2 million, or $0.20 earnings per diluted share, compared to $0.6 million, or $0.01 per diluted share, for the first quarter of 2010. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.’s financial results under GAAP.

Non-GAAP Financial Measures

     Non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.’s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.’s projected earnings and performance with its historical results from prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share, are not intended to represent funds available for Photronics, Inc.’s discretionary use and are not intended to represent or be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:
  Impact of financing expenses related to warrants are excluded because they do not affect cash earnings
  Consolidation and restructuring charges are excluded because they are not a part of ongoing operations
     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, February 16, 2011. The live dial-in number is (408) 774-4601. A live webcast of the call also can be accessed by logging onto Photronics’ web site at www.photronics.com

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

04-2011